Results of November 11, 2004
and January 10, 2005
shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At this meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes 			Votes
      				For 			Withheld
Jameson A. Baxter 		13,641,811 		488,593
Charles B. Curtis 		13,646,937 		483,467
Myra R. Drucker 		13,643,211 		487,193
Charles E. Haldeman, Jr. 	13,660,323 		470,081
John A. Hill 			13,657,085 		473,319
Ronald J. Jackson* 		13,642,856 		487,548
Paul L. Joskow 			13,640,177 		490,227
Elizabeth T. Kennan 		13,551,610 		578,794
John H. Mullin, III 		13,630,094 		500,310
Robert E. Patterson 		13,637,741 		492,663
George Putnam, III 		13,655,734 		474,670
A.J.C. Smith**	 		13,568,486 		561,918
W. Thomas Stephens 		13,642,856 		487,548
Richard B. Worley 		13,650,073 		480,331

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment
Company Act was approved as follows:

	Votes 			Votes
      	For 			Against 	Abstentions
      	9,779,046 		859,296 	3,492,062

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

      Votes 			Votes
      For 			Against 	Abstentions
      9,816,938 		818,093 	3,495,372

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

      Votes 			Votes
      For 			Against 	Abstentions
      9,906,962 		713,716 	3,509,726

January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

      Votes 			Votes
      For 			Against 	Abstentions
      9,786,815 		733,672 	3,723,054


* Mr. Jackson retired from the Board of Trustees on June 10,
2005.

** Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to nearest whole number.